                                  [LETTERHEAD]                       Exhibit 8.1




                                  May 15, 1996



Norwest Asset Securities Corporation
5325 Spectrum Drive
Frederick, Maryland 21701

          Re:  Mortgage Pass-Through Certificates
               ----------------------------------

Gentlemen:

          We have acted as your counsel in connection with the Registration Statement (File No. 333-02209) filed with the Securities and Exchange Commission (the "Commission") on the date hereof, pursuant to the Securities Act of 1933, as amended, and as amended by Pre-Effective Amendment No. 1 thereto to be filed with the Commission on the date hereof (as amended, the "Registration Statement"). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement.

          In rendering the opinion set forth below, we have examined and relied upon the following: (1) the Registration Statement, the Prospectus and the form of Prospectus Supplement constituting a part thereof, each substantially in the form being filed with the Commission; (2) the form of the Pooling and Servicing Agreement, substantially in the form being filed with the Commission; and (3) such other documents, materials, and authorities as we have deemed necessary in order to enable us to render our opinion set forth below.

          As counsel to Norwest Asset Securities Corporation ("NASCOR"), we have advised NASCOR with respect to certain federal income tax aspects of the proposed issuance of the Certificates. Such advice has formed the basis for the description of material federal income tax consequences for holders of the Certificates that appears under the heading "Certain Federal Income Tax Consequences" in the Prospectus and under the headings "Summary Information -- Federal Income Tax Status" and "Federal Income Tax Considerations" in the form of Prospectus Supplement. Such descriptions do not purport to discuss all possible federal income tax ramifications of the proposed issuance of the

Norwest Asset Securities Corporation  -2-                           May 14, 1996


Certificates, but, with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects.

          This opinion is based on the facts and circumstances set forth in the Prospectus and the Prospectus Supplement and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular Series of Certificates as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates Series of Certificates with numerous different characteristics, the particular characteristics of each Series of Certificates must be considered in determining the applicability of this opinion to a particular Series of Certificates. The opinion contained in each Prospectus Supplement and Prospectus prepared pursuant to the Registration Statement is, accordingly, deemed to be incorporated herein.

          We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the references to our firm under the heading
"Certain Federal Income Tax Consequences" in the Prospectus.   This consent is
not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                        Very truly yours,

                                        /s/  Cadwalader, Wickersham & Taft